Exhibit 10.10

AGREEMENT

This Agreement cancels and supersedes the agreement made on June 30, 2008 and is made and entered into by and between Waterville Investment Research, Inc. (the “Consultant”) and Powersafe Technology, Inc. (the “Client”) on March 12, 2009.

W I T N E S S E T H:

WHEREAS, the Consultant through its operating division Waterville Investment Research (the “Division”) (the Consultant and the Division collectively referred to as the “Consultant”) located at 1641 Third Avenue, 15A, New York, NY 10128 operates a research and public relations firm with a web sitge located at www.WatervilleResearch.com (the “Web Site”) for; and WHEREAS, Client is a public company whose common shares are listed for trading on the Bulletin Board under the trading symbol PSFT and WHEREAS, Client desires to utilize the services of the Consultant in connection with its business operations.  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth the parties hereto agree as follow:

1)	The Consultant shall provide to the Client the following services (the “Consulting Services”):

a.           posting certain information concerning the Client on its Web Site in a format similar to other public companies now listed thereon;

b.           production of a 8-10 page summary research report (the “Report”) providing data and research on the Client which shall include the following:

☐ Description of Client’s business;

☐ Prospects for the Client’s future;

☐ Management’s view on the above

☐ History of trading of the Client’s stock.

c.           In addition to the above, Consultant will:

☐ Provide Quarterly updates of the Client for one year;

☐ Make the Client information available to its opt in e-mail base and newsletter;

☐ Consultant will send at least 472,000 email versions of the Report and updates (expecting any opt-outs after sending of Report) as seen fit to retail investors, investment houses, brokerage firms and the research centers; consultant represents that it has an “opt-in” list requesting its research of at least 450,000 e-mail addresses.  Consultant will comply with any “anti-spam” regulations.

2)           Effective as of the date hereof the Client hereby engages the Consultant to provide to it the Services for a period of one (1) year commencing on March 11, 2009j and terminating as of the close of business on March 15, 2010.  Client understands this is not a monthly contract.

3)           As consideration for the Consulting Services to be rendered by the Consultant to the Client during the Term of this Agreement the Client shall pay to the Consultant the following compensation (the “Compensation”) as full and final payment thereof and the shares will deemed fully paid for upon the signing of this agreement.

a.	Concurrently here, Client with pay Consultant $500 in cash.

b.	In consideration of $25 from Consultant, Client will issue 80,000 shares of Rule 144 Restricted Common Stock (“Shares”). Client will issue the shares as soon as possible to the following parties;

☐ 30,000 Shares issued i/n/o “The Hayde Family Revocable Trust”

☐ 30,000 Shares issued i/n/o “The Sweeney Family Revocable Trust”

☐ 20,000 Shares issued i/n/o “David Lubin”

The shares will be sent to David Lubin & Associates, PLLC to be held in escrow until such time that said legal counsel to Client approves the Report for distribution.

4)           The Client agrees to the following:

(a)           it will fully disclose to the Consultant any and all information that is deemed material and necessary to the Consulting Services to be performed hereunder.

(b)           the information supplied by it to the Consultant from parties other than the Client will be from dependable and reliable services, and specific price targets will not be posted.

(c)           After six months from the date of this Agreement, the Client shall furnish the shareholders indicated above with an opinion of legal counsel to remove the restrictive legend on all the Shares at no cost to Consultant, provided that such shareholders provide legal counsel with all requested documentation.  Said shareholders and their respective designees will be able to sell the shares pursuit to Rule 144 after the six month required holding period provided they and the Client are in compliance with all applicable securities laws.

Each of the three shareholders indicated above shall execute and deliver to the Client a no-showing covenant agreement prior to the Client issuing them their respective shares.  Said agreement shall provide that the shareholder shall not directly or indirectly engage in any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act or any other hedging transaction in connection with the securities of the Client and its affiliates.

5)           (a)           The parties hereto have agreed to hold private and confidential all information and not to circumvent the disclosing party with regard to any and all contracts, customers, clients and related persons or entities.

(b)           Neither party, without the prior written consent of the other, shall divulge, disseminate, communicate or otherwise disclose any confidential or proprietary information provided as a result of the business between the parties except to the reasonable extent required to accomplish the purpose contemplated by said business arrangements between the parties.

(c)           The parties agree that neither, without prior written consent of the other party(ies), shall circumvent the disclosing party with regard to the contacts, customers and/or related persons or entities identified by the identifying party.

(d)           Confidential includes, but is not limited to, any information not obtainable by the general public and which contains information which would be considered owned by the owner and proprietary in nature and which would be considered as a trade secret except so far as it already exists in the public domain.

(e)           It is the intention of the parties to use the confidential or proprietary information and to use the contacts, customers or related persons or entities to the advantage of the receiving party and for like benefit to the providing party in accordance with the terms and conditions of this business transaction.

For the avoidance of doubt, Consultant agrees that any person who contacts Client as a result of the services provided by Consultant hereunder shall become a contact of Client and Consultant shall not be entitled to any additional compensation as a result thereof.

6)           Each party agrees to indemnify and hold harmless the other party and its affiliates against any legal action arising from written warranties and representations provided by the indemnifying party.  Such indemnification shall include payment of judgments, if any, and costs legal representation and court costs, if any.

7)	Representations and Warranties of Client are as follows:
(a)           The execution and delivery of this Agreement, and the consummation by Client of the transactions contemplated hereby, will be duly and validly authorized by the Board of Directors of Client which authorization will remain in full force and effect, and no other corporate proceedings on the part of Client will be necessary to authorize this Agreement and the transactions contemplated hereby; and This Agreement constitutes the legal, valid and binding act of the Client and is enforceable with respect to the Client in accordance with its terms.

8)             Representations and Warranties of the Consultant are as follows:
(a)           The execution and delivery of this Agreement, and the consummation by Consultant of the transactions contemplated hereby, will be duly and validly authorized by the Board of Directors of Consultant which authorization will remain in full force and effect, and no other corporate proceedings on the part of the Consultant will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding act of the Consultant and is enforceable with respect to the Consultant in accordance with its terms.

9)           All prior understandings and agreements of the parties relating to the subject matter hereof have been merged into this Agreement.  No representations or warranties as to the subject matter hereof have been made, except as expressly set forth herein.  No modifications, changes or alterations of this Agreement shall be binding upon any party hereto unless the same shall be in writing signed by all of the parties hereto.

10)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles.  Any dispute between or, action or proceeding against any of the parties hereto under, arising out of or in any manner relating to, this Agreement and the transactions contemplated herein shall be submitted to and adjudicated by binding arbitration under the rules of the American Arbitration Association (“AAA”).  Such arbitration shall be in New York, New York.  If there is any litigation regarding the arbitration or otherwise relating to this and of any federal court located in such State in connection with any action or proceeding arising out of simultaneously with this Agreement, or a breach of the Agreement or any such document or instrument.  In any such action or proceeding, each party hereto waives personal service of any summons, compliant or other process and agrees that service thereof may be made by mailing to the address of the party indicated on the signature page hereof.  Within 30 days after such service or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process.

EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY BREACH OR ALLEGED BREACH HEREOF.

11)           If any paragraph, term or provisions of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

Waterville Investment Research, Inc.

By.	/s/ Michael W. Sweeney
Name:	Michael W. Sweeney
Title:	President

Powersafe Technology, Inc.

By.	/s/ Jack N. Mayer
Name:	Jack N. Mayer
Title:	President